Exhibit (g)(2)

CENTRAL PARK ADVISERS, LLC
805 Third Avenue
New York, New York 10022

As of July 21, 2017
As revised, August 16, 2017

CPG Vintage Access Fund, LLC
c/o Central Park Advisers, LLC
805 Third Avenue
New York, New York 10022

Re:	Organizational Expenses Limitation and Reimbursement Agreement (the "Agreement")

Ladies and Gentlemen:

Central Park Advisers, LLC (the "Adviser"), intending to be legally bound, hereby confirms its agreement as follows in respect of CPG Vintage Access Fund, LLC (the "Fund"):

The Adviser hereby agrees to limit the total amount of organizational expenses, and expenses borne by the Fund relating to the offering and sale of units of beneficial interest of the Fund, including the expenses described in Section 4.1(a)(1)(viii) of the Investment Advisory Agreement between the Fund and the Adviser, to an aggregate amount not to exceed $1,000,000.

Very truly yours,

Central Park Advisers, LLC

By:
Name:
Title:

Accepted and Agreed:

CPG Vintage Access Fund, LLC

By:
Name:
Title: